LM Funding America, Inc. Provides Monthly Operational and Bitcoin Mining Update for Month Ended March 31, 2024

Total Bitcoin holdings increased to approximately 163.4 BTC as of March 31, 2024, or approximately $11.7 million based on an estimated April 8, 2024, BTC price of $71,500

TAMPA, FL, April 9, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining update for the month ended March 31, 2024.

Metrics *	One Month January 31, 2024	One Month February 29, 2024	One Month March 31, 2024	Three Months March 31, 2024
Bitcoin Beginning Balance	95.1	126.8	153.6	95.1
Bitcoin Mined, net	31.7	26.8	27.9	86.4
Bitcoin Sold	-	-	(18.0)	(18.0)
Service Fee			(0.1)	(0.1)
Bitcoin Holdings	126.8	153.6	163.4	163.4

Approximate Miners Deployed at Quarter End	5,950	5,940	5,940
Approximate Deployed Hash Rate at Quarter End (PH/s)	615	614	614

*Unaudited

Bruce M. Rodgers, Chairman and CEO of LM Funding, stated, "Our mining operations continued to deliver solid results in March 2024. We mined enough Bitcoin in excess of operating expenses and were able to pay the purchase price balance owed on our recently acquired Bitmain S21 Antminer machines. As we approach the Bitcoin halving event, expected to occur later this month, we expect to be entering into new hosting agreements reflecting post-halving economic realities and will continue to evaluate additional purchases of Antminer machines to drive our further growth.”

The Company estimates the value of its 163.4 Bitcoin holdings at March 31, 2024, was approximately $11.7 million, based on an estimated April 8, 2024, BTC price of $71,500.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

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